Exhibit 99.1

Dayton, OH January 10, 2008

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

Thursday, January 10, 2008

MTC Enters into Cancellation Agreement for

Unmanned Aircraft System with USMC

Dayton, Ohio, January 10 — MTC Technologies, Inc. (Nasdaq Global Select Market: MTCT), an industry-recognized provider of aircraft modernization and sustainment, professional services, C4ISR, and logistics solutions to the Department of Defense and national security agencies, announced today that the Company has entered into a cancellation agreement with the United States Marine Corps Systems Command (the USMC) relating to the Tier II Unmanned Aircraft System (UAS) Concept Demonstrator System.

Under the agreement, MTC will return all performance-based payments in the aggregate amount of approximately $683 thousand and pay approximately $474 thousand for program costs to the USMC. As a result of the agreement, MTC expects to incur a one-time charge of approximately $6.7 million in the fourth quarter of 2007.

The Company indicated that potential purchasers of the Company were apprised of this matter during the diligence process and prior to the signing of the merger agreement with BAE Systems announced on December 21, 2007.

MTC delivers Warfighter solutions involving systems engineering, information technology, intelligence, and program management services primarily to the Department of Defense. Cited by Forbes as 16th of the “25 Fastest Growing Technology Companies-2006,” by Washington Technology as 55th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked 14th by Aviation Week & Space Technology as a “Top Performing Small Company,” MTC employs approximately 2,900 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical fact, such as statements regarding the projected one-time charge in connection with the cancellation agreement, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include finalizing the charges to be taken in connection with the cancellation agreement and the completion of the Company’s financial statements for the year ended December 31, 2007. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

For further information on MTC, visit the website at www.mtctechnologies.com.

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.